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                                                                   Exhibit 10.16

                                LICENSE AGREEMENT

     This Agreement made this 27th day of December, 1995 between MEDICHEM RESEARCH, INC., 12305 So. New Avenue, Lemont, Illinois 60439 (hereinafter 'MEDICHEM') of the one part and the GOVERNMENT OF SARAWAK, Tingkat 17, Wisma Bapa Malaysia, Petra Jaya 93502 Kuching, Sarawak, Malaysia (hereinafter 'SARAWAK') of the other part.

     WHEREAS there exists An Agreement between the United States Government National Institutes of Health (NIH) and SARAWAK related to Calanolide compounds

     WHEREAS MEDICHEM is the NIH licensee under U.S. Patent Application Serial Nos. 07/861,249 and 08/065,618; and Licence is granted by NIH subject to MEDICHEM entering into this Agreement with SARAWAK

     WHEREAS MEDICHEM wishes to obtain an exclusive license for SARAWAK's entire right, title, and interest relating to the said Calanolide compounds in the Agreement with NIH;

     SARAWAK and MEDICHEM agree as follows:


                              ARTICLE I DEFINITION

     SARAWAK and MEDICHEM mutually agree and declare as follows:

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     "LICENSED PRODUCT(S)" means tangible materials which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more claims of NIH Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction and where applicable, includes Licensed Processes.

     "LICENSED PROCESS(ES)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     "NET SALES" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted in the normal course of trading, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesale and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

     "FIRST COMMERCIAL SALE" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf

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of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

EAST ASIA REGION

        China                       Laos
        Korea                       Malaysia
        Japan                       Singapore
        Hong Kong                   The Philippines
        Macau                       Brunei
        Taiwan                      Indonesia
        Myanmar (Burma)             Papua New Guinea
        Thailand                    Cambodia
        Vietnam

Licensed Territory - Worldwide

                            ARTICLE II LICENSE GRANT

     SARAWAK hereby agrees to the grant of License by NIH to MEDICHEM to make, have made, use and sell License Product in the Licensed Territory under any right, title or interest that SARAWAK may have related to the Licensed Product. MEDICHEM shall, subject to the conditions stipulated in this Agreement, have the right to grant sublicences.

                              ARTICLE III PAYMENTS

     MEDICHEM agrees to pay to SARAWAK a noncreditable, nonrefundable license issue royalty for the manufacturing and sale of Licensed Products in the amount of SIXTEEN THOUSAND

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SIX HUNDRED AND SIXTY SEVEN U.S. DOLLARS (US$16,667.00) according to the following payment schedule:

     A. FIVE THOUSAND U.S. DOLLARS (US$5,000.00) within thirty (30) days from the Effective Date of this Agreement; and

     B. ELEVEN THOUSAND SIX HUNDRED AND SIXTY SEVEN U.S. DOLLARS (US$11,667.00) within one (1) year from the Effective Date.

     MEDICHEM agrees to pay to SARAWAK a nonrefundable minimum annual royalty according to the following schedule:

     A. ONE THOUSAND SIX HUNDRED AND SIXTY SEVEN U.S. DOLLARS (US$1,667.00) beginning in 1996.

     B. THREE THOUSAND THREE HUNDRED AND THIRTY THREE U.S. DOLLARS (US$3,333.00) for 1998 and subsequent years.

MEDICHEM agrees to pay SARAWAK earned royalties on Net Sales as follows:-

ONE AND ONE- THIRD PERCENT (1.33%) of Net Sales by Licensee or an Affiliate of Licensee of all Licensed Products manufactured or sold in the Licensed Territory;

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except the royalty in the East Asia Region shall be two percent (2%) of Net
Sales.

MEDICHEM agrees to pay SARAWAK Sublicensing Royalties as follows:

ONE AND ONE-THIRD PERCENT (1.33% of Net Sales by Sublicensee, or an Affiliate of Sublicensee of all Licensed Products manufactured and sold in the Licensed Territory (except for the East Asia Region, the royalties rate shall be two per cent (2.0%) of Net Sales) PLUS Six and Two-Thirds percent (6.6%) of the value of any consideration received or receivable by MEDICHEM in granting the sublicense.

MEDICHEM agrees to pay SARAWAK benchmark royalties as follows:

A. EIGHT THOUSAND THREE HUNDRED AND THIRTY THREE U.S. DOLLARS (US$8,333.00) upon filing of an IND application in the United States; and

B. SIXTEEN THOUSAND SIX HUNDRED AND SIXTY SEVEN U.S. DOLLARS (US$16,667.00) upon completion of Phase I and initiation of Phase II clinical trials; and

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     C.   THIRTY-THREE THOUSAND THREE HUNDRED AND THIRTY THREE U.S. DOLLARS
     (US$33,333.00) upon completion of Phase II and initiation of Phase III clinical trials; and

     D. SIXTY-SIX THOUSAND SIX HUNDRED AND SIXTY SEVEN U.S. DOLLARS (US$66,667.00) upon filing of a NDA application or equivalent in the United States, Europe or Japan.

     One Hundred percent (100%) of such benchmark royalty payments actually made to SARAWAK may be credited against earned royalties due above.

     MEDICHEM agrees with SARAWAK that the computation of Net Sales shall be based on the sale price of the Licensed Products published from time to time by MEDICHEM as the selling price of the Licnesed Products to MEDICHEM's Licensed or Sub-Licencees, and the published Sale Price shall be made available to SARAWAK upon request by the latter.

                       ARTICLE IV CONTINUATION OF PAYMENT

     Royalty payments hereunder shall be made in U.S. dollars within thirty days from the end of each calendar year throughout the period of validity of this Agreement. The payment shall be accompanied with a statement of accounts duly certified by auditors of MEDICHEM sufficient to determine how the royalty payment was determined or assessed.

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     SARAWAK shall have the right to inspect and audit MEDICHEM's accounting, sales and other records to the extent necessary to determine or assess royalties due hereunder. SARAWAK shall pay the expenses of any such inspection of audits.

                         ARTICLE V TERM AND TERMINATION

     1. TERM. Except as otherwise provided in this Agreement, this Agreement shall terminate with the expiration of the period of validity of NIH patent covering Licensed Product.

     2. TERMINATION. MEDICHEM may terminate this Agreement during the term of the license granted for any reason by giving SARAWAK ninety (90) days prior written notice, in which case the license granted pursuant to Article II shall also terminate. MEDICHEM agrees on termination to discontinue use, manufacture, and sale of Licensed Product for which MEDICHEM was obligated to pay just prior to such termination and account for the stocks of any products manufactured from the Licensed Products. Such stocks shall be sold or disposed of under the supervision of or with the agreement of SARAWAK and the proceeds derived therefrom, after deducting the costs of such sale, be shared by MEDICHEM and SARAWAK equally.

     3. OBLIGATIONS UPON TERMINATION. MEDICHEM shall be liable for all royalty payments due to SARAWAK during the ninety (90) days notice period.

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     4.   TERMINATION FOR DEFAULT. Either party may terminate this Agreement on written notice to the other party, effective immediately, if any of the following events of default should occur and not be cured within sixty (60) days after written notice from the Notifying party describing the default:

          (i) the material failure of the notified party to meet its obligations hereunder; or

          (ii) the filing by or against SARAWAK or MEDICHEM of a petition under any bankruptcy or insolvency law, an assignment for the benefit of MEDICHEM's creditors or the appointment of a receiver for substantially all of MEDICHEM's property. Such termination shall be without prejudice to any rights or remedies which the non-defaulting party hitherto may have against the party in default, for any breach of this Agreement.

               ARTICLE VI WARRANTIES; DISCLAIMERS; INDEMNIFICATION

     1. Each party represents and warrants to the other party that it has no pre-existing contractual or other obligations to any third party which preclude it from entering into this Agreement and meeting its obligations hereunder, or which conflict with any provision of this Agreement.

     2. Each party shall have the status of an independent contractor without the authority legally to bind the other party, its officers, directors or employees. This Agreement shall not

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be deemed to have created any partnership between the parties hereto in relation to any of the matters contained in this Agrement.

                     ARTICLE VII TRAINING SARAWAK PERSONNEL

     MEDICHEM agrees to train, or to provide scientific training for, two (2) SARAWAK designated scientists in technology related to the synthesis of Calanolide compounds at MEDICHEM's Lemont, Illinois facilities for up to one year. SARAWAK will pay for all transportation, compensation and living expenses for such scientists. It is acceptable to MEDICHEM if the SARAWAK scientists participate in clinical trials, if this participation is approved by the institution where the clinical trials are carried out.

                           ARTICLE VIII MISCELLANEOUS

     1. GOVERNING LAW. This Agreement shall be deemed made in and construed in accordance with the law of England.

     2. ACTIONS SURVIVE. All causes of action accruing to either party under this Agreement shall survive termination for any reason, as shall those provisions which expressly state such survival unless such survival is conditional and the requisite conditions(s) has been fulfilled prior to or on such termination.

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     3.   ENTIRE AGREEMENT. This Agreement constitutes the only and entire understanding between the parties concerning its subject matter.

     4. AMENDMENTS. This Agreement may be amended or modified only in writing signed by both parties.

     5. ARBITRATION. All disputes which arise out of this Agreement shall be settled by arbitration in accordance with the conciliation and arbitration rules and regulations of the International Arbitration Centre in England to which the parties hereto submit. The arbitrator shall have background and expertise relating to the issue(s) involved. The arbitration shall be in a mutually agreed location and the UNCITRAL (United Nations Commission on International Trade
Laws) rules shall apply to such arbitration. The parties shall share equally the fees and expenses of the arbitration. The arbitrator's decision shall be binding, final and non-appealable.

     6. FORCE MAJEURE. If either party is prevented from performing any obligation hereunder by reason of fire, explosion, strike, labor dispute, casualty, accident, lack or failure of transportation facilities, flood, war, civil commotion, acts of God, or any law, order or decree of any government or subdivision thereof, then such party shall be excused from performance hereunder to the extent and for the duration of such prevention, provided that such party first notifies the other party in writing of such prevention.

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     7.   PUBLICITY. Except as required by law or applicable stock exchange rule, no public statements shall be made by either party concerning this Agreement, its subject matter or its existence without prior consultation with and the approval of the other party.

     8. SEVERABILITY. In the event that any provision of this Agreement shall be found to be illegal, invalid or unenforceable for any reason, such shall not affect the validity of the remainder of this Agreement, which shall be construed and interpreted as though such provision was not present.

     9.   NOTICES. Notices may be given to an officer of a party by

          (i) personal delivery,

          (ii) telex or facsimile transmission, or

          (iii) first class, registered mail addressed as follows:

          If to MEDICHEM:        President
                                 12305 South New Avenue
                                 Lemont, Illinois 60439

          If to SARAWAK:         State Financial Secretary
                                 Pejabat Setiausaha Kewangan Negeri
                                 Tingkat 17
                                 Wisma Bapa Malaysia
                                 Petra Jaya 93502 Kuching
                                 Sarawak, Malaysia

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     Notice given under (i) above shall BE deemed given on the date of delivery and if given under (ii) shall be deemed to have been received 24 hours after the time of transmission. Notice under (iii) above shall be deemed given on the second week after that on which the letter is mailed. .

     10. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding on each party's successors in interest and assigns.

     11. ASSIGNMENT. Except as otherwise contemplated by this Agreement, either party may with the prior written consent of the other, assign this Agreement only in connection with the sale or disposition of the entire business of such party or that portion to which this Agreement pertains.

     12. SUB-LICENCE. MEDICHEM may grant a sub-license to any third party, subject to the assignee agreeing to the payment of royalty stipulated in Article III hereinabove.

     13. In the event MEDICHEM has no further interest in any LICENSED PRODUCT, MEDICHEM shall notify SARAWAK and SARAWAK shall have whatever right, title and interest it had in the LICENSED PRODUCT and MEDICHEM may be willing to negotiate the availability of MEDICHEM's data under terms to be agreed upon.

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     IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on behalf of the parties by their below authorized officers as of the date first written above. This Agreement is effective on the date that the Government of Sarawak approves the Agreement.


                                                  MEDICHEM RESEARCH, INC.


                                           By:       /s/ Michael T. Flavin
                                                  ------------------------------

                                           Its:      President
                                                  ------------------------------

                                           Date:     January 25, 1996
                                                  ------------------------------

                                                  GOVERNMENT OF SARAWAK

                                           By:       /s/ [ILLEGIBLE]
                                                  ------------------------------

                                           Its:      STATE SECRETARY, SARAWAK
                                                  ------------------------------

                                           Date:     FEBRUARY 24, 1996.
                                                  ------------------------------

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